Exhibit 99
PRESS RELEASE

FOR IMMEDIATE RELEASE: For Further Information:	April 20, 2007 Mark S. Allio, Chairman, President and CEO Phone: 330.576.1334 Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES PROFITABLE OPERATIONS IN 1ST
QUARTER 2007 VERSUS PRIOR YEAR LOSS
Highlights
•	Net income for the 1st quarter of 2007 totaled $85,000, or $.02 per diluted share, up $309,000 from a net loss of ($224,000), or ($.05) per diluted share in the 1st quarter of 2006.

•	Net interest income increased 18% during the 1st quarter of 2007 compared to the 1st quarter of 2006.

•	Total assets increased 22% or $44.1 million since March 31, 2006 to $240.7 million at March 31, 2007 and increased 8% on an annualized basis during the 1st quarter of 2007.

•	Commercial, commercial real estate and multi-family loans grew 47% or $42.5 million since March 31, 2006 to $132.6 million at March 31, 2007 and increased 20% on an annualized basis during the 1st quarter of 2007.
Fairlawn, Ohio — April 20, 2007 — Central Federal Corporation (Nasdaq: CFBK) announced the fourth consecutive quarter of profitable operations for the 1st quarter of 2007 and a $309,000 improvement in net income compared to the 1st quarter of 2006. Net income for the 1st quarter of 2007 totaled $85,000 or $.02 per diluted share compared to a net loss of ($224,000) or ($.05) per diluted share in the 1st quarter of 2006. Sustained customer and asset growth resulting in improved profitability continues to be our focus.
As a result of $44.1 million growth in assets since March 31, 2006, particularly commercial, commercial real estate and multi-family loans, gross interest income increased 43% from $2.8 million in the 1st quarter of 2006 to $4.0 million in the 1st quarter of 2007. The current market interest rate environment continued to negatively affect funding costs, and interest expense increased 74% from $1.2 million in the 1st quarter of 2006 to $2.2 million in the 1st quarter of 2007. Net interest income increased 18% from $1.5 million in the 1st quarter of 2006 to $1.8 million in the 1st quarter of 2007.
Total assets increased $4.7 million or 8% on an annualized basis during the 1st quarter of 2007 and included an increase of $6.2 million, or a 19.6% annualized growth rate for commercial, commercial real estate and multi-family loans, which are the focus of our growth plan.
Net interest income
Growth positively impacted net interest income, as mentioned above. The level of short-term market interest rates, a flat to inverted yield curve and increased competition for both loans and deposits continued to impact yields on assets and the cost of funding. As a result, net interest margin declined from 3.56% the 1st quarter of 2006 to 3.24% in the 1st quarter of 2007. Management of the net interest margin in the current interest rate and competitive environment will continue to be a challenge and continued downward pressure on margins is expected.
Noninterest income
Noninterest income totaled $200,000 during the quarter ended March 31, 2007 and was $20,000 or 11.1% higher than during the quarter ended March 31, 2006 due to an increase in gains on loan sales. Net gain on sales of loans increased 134.4% from the prior year quarter and totaled $75,000 during the quarter ended March 31, 2007 due to increased loan originations during the current year period.
Provision for loan losses
We continued to provide appropriate reserves for loan losses in response to growth in commercial, commercial real estate and multi-family loans. The provision totaled $35,000 in the 1st quarter of 2007 compared to $290,000 in the prior year quarter. The current year quarter provision was lower than the prior year period due to a smaller increase in commercial, commercial real estate and multi-family loan balances in the 1st quarter of 2007. The ratio of the allowance for loan losses to total loans was 1.12% at March 31, 2007 and 1.13% at December 31, 2006. Periods of rapid loan growth will tend to show lower profitability levels than periods of slower loan growth due to the up-front provision recorded when loans are originated.
We continued to experience low levels of nonperforming loans and net loan charge-offs. Nonperforming loans totaled $296,000 or 0.15% of total loans at March 31, 2007 and was comparable to $297,000 or 0.16% of total loans at year-end 2006. More than 97% of the nonperforming balances were single-family mortgage loans at both March 31, 2007 and December 31, 2006. Net charge-offs (recoveries) to average loans totaled (.01%) during the quarter ended March 31, 2007 and 0.16% in the prior year quarter. As we continue to execute our plan for growth and improved profitability, we will continue to prudently monitor credit quality in both the existing portfolio and potential loan opportunities.
Noninterest expense
Noninterest expense totaled $1.9 million in the quarter ended March 31, 2007, compared to $1.8 million in the quarter ended March 31, 2006. Noninterest expense to average assets improved to 3.11% in the quarter ended March 31, 2007 from 3.80% in the quarter ended March 31, 2006 and the efficiency ratio improved to 92.51% from 103.51% in the same periods. The positive movement in these ratios resulted from control of noninterest expense, growth in the balance sheet and increased net interest income and noninterest income.
Balance sheet activity
Assets totaled $240.7 million at March 31, 2007 and increased $4.7 million or 2.0% from $236.0 million at December 31, 2006 due to growth in the loan portfolio, which was funded with Federal Home Loan Bank (FHLB) advances.
Net loans totaled $190.5 million at March 31, 2007 and increased $5.8 million from $184.7 million at December 31, 2006. Commercial, commercial real estate and multi-family loans totaled $132.6 million at March 31, 2007 and increased $6.2 million from $126.4 million at December 31, 2006. Mortgage loans totaled $29.5 million at March 31, 2007 and decreased $625,000 from $30.1 million at December 31, 2006 as most of our mortgage loan production was originated for sale.

Consumer loans totaled $30.5 million at March 31, 2007 compared to $30.3 million at December 31, 2006.
Deposits totaled $165.5 million at March 31, 2007 and declined $2.1 million, or 1.2% from $167.6 million at December 31, 2006. The decline in deposits was due to a decrease of $1.5 million in certificate of deposit accounts, $1.2 million in noninterest bearing deposits, $497,000 in money market accounts and $300,000 in traditional savings account balances offset by an increase of $1.5 million in interest bearing checking accounts. The decrease in certificate of deposit accounts included $1.2 million in brokered deposits which matured during the quarter ended March 31, 2007 and were not replaced.
FHLB advances totaled $38.2 million at March 31, 2007 and increased $5.7 million or 17.4% compared to $32.5 million at December 31, 2006. A $2.2 million economic development advance from the FHLB was drawn during the March 2007 quarter to fund construction of our new Columbus regional office in Worthington. Relocation of the existing Columbus office is expected to occur in the 2nd quarter of 2007. The remaining increase in FHLB advances was used to fund loan growth.
Shareholders’ equity totaled $28.9 million at March 31, 2007 and decreased $222,000 or .8% compared to $29.1 million at December 31, 2006 as a result of dividend payments offset by net income in the 1st quarter of 2007.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Columbus and Wellsville, Ohio. Additional information about mortgage loans, home equity loans, commercial loans and other services is available at www.CFBankOnline.com.
Statements contained in this release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that such statements necessarily are based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic and market conditions. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Consolidated Statements of Operations	Three months ended
($ in thousands, except share data)	March 31,
(unaudited)	2007	2006	% change

Total interest income	$3,958	$2,769	43%
Total interest expense	2,156	1,240	74%

Net interest income	1,802	1,529	18%

Provision for loan losses	35	290	-88%

Net interest income after provision for loan losses	1,767	1,239	43%

Noninterest income
Service charges on deposit accounts	57	51	12%
Net gain on sales of loans	75	32	134%
Other	68	97	-30%

Noninterest income	200	180	11%

Noninterest expense
Salaries and employee benefits	1,063	929	14%
Occupancy and equipment	119	114	4%
Data processing	134	118	14%
Franchise taxes	69	47	47%
Professional fees	88	166	-47%
Director fees	37	42	-12%
Postage, printing and supplies	51	50	2%
Advertising and promotion	24	20	20%
Telephone	29	26	12%
Loan expenses	5	45	-89%
Foreclosed assets, net	6	10	-40%
Depreciation	143	105	36%
Other	84	97	-13%

Noninterest expense	1,852	1,769	5%

Income (loss) before income taxes	115	(350)	n/m
Income tax expense (benefit)	30	(126)	n/m

Net income (loss)	$85	$(224)	n/m

Share Data
Basic earnings (loss) per share	$0.02	$(0.05)
Diluted earnings (loss) per share	$0.02	$(0.05)
Cash dividends per share	$0.09	$0.09
Average shares outstanding — basic	4,532,596	4,223,273
Average shares outstanding — diluted	4,532,638	4,223,273

n/m — not meaningful

Consolidated Statements of Financial Condition	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2007	2006	2006	2006	2006
(unaudited)
Assets
Cash and cash equivalents	$4,278	$5,403	$8,775	$4,734	$2,043
Securities available for sale	30,519	29,326	29,626	30,102	35,192
Loans held for sale	1,029	2,000	2,560	2,150	2,188
Loans
Mortgages	29,508	30,133	26,826	26,661	24,486
Commercial, commercial real estate and multi-family	132,606	126,418	113,654	107,556	90,108
Consumer	30,491	30,253	31,405	35,811	30,490

Total loans	192,605	186,804	171,885	170,028	145,084
Less allowance for loan losses	(2,150)	(2,109)	(2,032)	(1,988)	(1,730)

Loans, net	190,455	184,695	169,853	168,040	143,354
Federal Home Loan Bank stock	1,963	2,813	2,772	2,732	2,656
Loan servicing rights	197	201	211	238	234
Foreclosed assets, net	—	—	75	75	60
Premises and equipment, net	4,535	4,105	3,806	2,875	2,984
Bank owned life insurance	3,678	3,646	3,626	3,594	3,563
Deferred tax asset	1,958	2,044	2,069	2,232	2,133
Accrued interest receivable and other assets	2,120	1,795	1,740	2,248	2,255

	$240,732	$236,028	$225,113	$219,020	$196,662

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$9,872	$11,114	$10,842	$10,245	$9,056
Interest bearing	155,647	156,477	151,713	136,423	127,368

Total deposits	165,519	167,591	162,555	146,668	136,424
Federal Home Loan Bank advances	38,170	32,520	26,270	36,449	23,795
Advances by borrowers for taxes and insurance	79	137	94	112	63
Accrued interest payable and other liabilities	2,946	1,540	1,717	1,280	1,282
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	211,869	206,943	195,791	189,664	166,719

Shareholders’ equity	28,863	29,085	29,322	29,356	29,943

	$240,732	$236,028	$225,113	$219,020	$196,662

Consolidated Financial Highlights	At or for the three months ended
($ in thousands except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
(unaudited)	2007	2006	2006	2006	2006
Earnings
Net interest income	$1,802	$1,760	$1,759	$1,717	$1,529
Provision for loan losses	$35	$118	$120	$292	$290
Noninterest income	$200	$212	$214	$217	$180
Noninterest expense	$1,852	$1,735	$1,725	$1,620	$1,769
Net income (loss)	$85	$87	$94	$6	$(224)
Basic earnings (loss) per share	$0.02	$0.02	$0.02	$0.00	$(0.05)
Diluted earnings (loss) per share	$0.02	$0.02	$0.02	$0.00	$(0.05)

Performance Ratios (annualized)
Return on average assets	0.14%	0.15%	0.17%	0.01%	(0.48%)
Return on average equity	1.17%	1.19%	1.28%	0.08%	(2.94%)
Average yield on interest-earning assets	7.13%	7.07%	7.18%	6.82%	6.44%
Average rate paid on interest-bearing liabilities	4.37%	4.44%	4.22%	3.78%	3.41%
Average interest rate spread	2.75%	2.63%	2.96%	3.04%	3.03%
Net interest margin, fully taxable equivalent	3.24%	3.20%	3.45%	3.50%	3.56%
Efficiency ratio	92.51%	87.98%	87.43%	83.55%	103.51%
Noninterest expense to average assets	3.11%	2.99%	3.11%	3.03%	3.80%

Consolidated Financial Highlights (continued)	At or for the three months ended
($ in thousands except per share data)	March 31,	December 31,	September 30,	June 30,	March 31,
(unaudited)	2007	2006	2006	2006	2006
Capital
Equity to total assets at end of period	11.99%	12.32%	13.03%	13.40%	15.23%
Tangible equity to tangible assets	11.99%	12.32%	13.03%	13.40%	15.23%
Book value per share	$6.33	$6.40	$6.45	$6.46	$6.59
Tangible book value per share	$6.33	$6.40	$6.45	$6.46	$6.59
Period-end market value per share	$6.90	$7.36	$8.09	$8.05	$7.32
Dividends declared per common share	$0.09	$0.09	$0.09	$0.09	$0.09
Period-end common shares outstanding	4,559,787	4,543,662	4,543,662	4,543,662	4,543,662
Average basic shares outstanding	4,532,596	4,529,766	4,527,194	4,524,051	4,223,273
Average diluted shares outstanding	4,532,638	4,529,766	4,527,194	4,524,051	4,223,273

Asset Quality
Nonperforming loans	$296	$297	$332	$335	$745
Nonperforming loans to total loans	0.15%	0.16%	0.19%	0.20%	0.51%
Nonperforming assets to total assets	0.12%	0.13%	0.18%	0.19%	0.41%
Allowance for loan losses to total loans	1.12%	1.13%	1.18%	1.17%	1.19%
Allowance for loan losses to nonperforming loans	726.35%	710.10%	612.05%	593.43%	232.21%
Net charge-offs (recoveries)	$(5)	$41	$76	$34	$55
Annualized net charge-offs (recoveries) to average loans	-0.01%	0.09%	0.18%	0.08%	0.16%

Average Balances
Loans	$187,684	$180,417	$169,752	$160,840	$134,813
Assets	$237,906	$232,097	$221,946	$214,021	$186,288
Shareholders’ equity	$29,013	$29,275	$29,456	$29,637	$30,441